Exhibit 99.1
REGENT REPORTS SECOND QUARTER 2006 RESULTS
Cincinnati, OH, August 7, 2006 — Regent Communications, Inc. (NASDAQ: RGCI) announced today financial results for the quarter and six months ended June 30, 2006.
For the second quarter of 2006, net broadcast revenues increased 0.3% to $22.8 million from $22.7 million reported for the second quarter of 2005. For the same period, station operating expenses increased 4.9% to $15.5 million in 2006 from $14.7 million in 2005. The Company reported net income of $2.0 million for the quarter, or $0.05 per share, compared with reported net income of $2.2 million, or $0.05 per share, in the same period last year.
For the first six months of 2006, net broadcast revenues were flat compared to the same period of 2005. For the same period, station operating expenses increased 4.0% to $29.6 million from $28.5 million. The Company reported net income of $2.1 million for the first six months, or $0.05 per share, compared with reported net income of $2.6 million, or $0.06 per share, in 2005.
“We delivered second quarter results ahead of the industry and in line with our expectations,” said Bill Stakelin, President and CEO of Regent Communications. “The environment remains challenging, but we are implementing a concerted strategy to strengthen our station clusters and support our growth outlook over the long-term. In addition to investing in our content, sales and digital distribution, we recently entered into several strategic transactions with the goal of maximizing the value of our assets and improving upon our competitive position. At the same time, we have continued to operate our business as efficiently as possible with the goal of preserving our profitability.”
“Through several recently announced agreements, we are upgrading our station portfolio in Peoria, expanding our footprint in Albany and monetizing our assets in Redding and Chico,” Stakelin continued. “These prudent and opportunistic transactions will allow us to more effectively and efficiently pursue growth opportunities in our current markets. Looking ahead, we are poised to capitalize on emerging M&A opportunities, given our position as the premiere player in the nation’s middle and small-sized radio markets.”
Below is the Company’s condensed consolidated statements of operations prepared in accordance with generally accepted accounting principles (“GAAP”) (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Broadcast revenues, net of agency commissions	$22,801	$22,728	$41,294	$41,349
Station operating expenses	15,475	14,749	29,600	28,466
Corporate general and administrative expenses	1,656	1,706	3,425	3,722
Depreciation and amortization	1,162	1,360	2,439	2,757
(Gain) loss on disposal of long-lived assets	(5)	22	(25)	16

Operating income	4,513	4,891	5,855	6,388
Interest expense	(1,393)	(1,147)	(2,668)	(2,202)
Other income, net	19	8	63	9

Income from continuing operations before income taxes	3,139	3,752	3,250	4,195
Income tax expense	(1,127)	(1,516)	(1,174)	(1,569)

Income from continuing operations	2,012	2,236	2,076	2,626
Discontinued operations, net of income tax	—	(12)	—	(16)

Net income	$2,012	$2,224	$2,076	$2,610

Basic net income per common share:
Income from continuing operations	$0.05	$0.05	$0.05	$0.06
Loss from discontinued operations	—	$0.00	—	$0.00
Net income	$0.05	$0.05	$0.05	$0.06
Diluted net income per common share:
Income from continuing operations	$0.05	$0.05	$0.05	$0.06
Loss from discontinued operations	—	$0.00	—	$0.00
Net income	$0.05	$0.05	$0.05	$0.06

Common shares for basic calculation	40,593	44,211	41,063	44,680
Common shares for diluted calculation (1)	40,593	44,522	41,064	44,885

(1)	Options and warrants to purchase shares of common stock were excluded from the 2006 computation of diluted loss per share because the effect was anti-dilutive.
Non-GAAP Financial Measures
Regent utilizes certain financial measures that are not calculated in accordance with GAAP to assess its financial performance. The non-GAAP performance and liquidity measures presented in this release are station operating income, same station net revenue, same station operating income, and free cash flow. Regent’s management believes these non-GAAP measures provide useful information to investors, as discussed in more detail below, regarding Regent’s financial condition and results of operations and liquidity; however, these measures should not be considered as an alternative to net broadcast revenue, operating income, net income, or cash provided by operating activities as an indicator of Regent’s performance or liquidity.

Station operating income
Second quarter 2006 station operating income decreased 8.2% to $7.3 million from $8.0 million in the same period in 2005. For the six months ended June 30, 2006, station operating income decreased 9.2% to $11.7 million from $12.9 million reported for the same period in 2005.
The Company believes that station operating income is a performance measure that helps investors better understand radio station operations. Additionally, Regent and other media companies have customarily been measured by analysts and other investors on their ability to generate station operating income. The following table reconciles operating income, which the Company believes is the most directly comparable GAAP financial measure, to station operating income (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Station operating income	2006	2005	2006	2005

Operating income	$4,513	$4,891	$5,855	$6,388

Plus:
Depreciation and amortization	1,162	1,360	2,439	2,757
Corporate general and administrative expenses	1,656	1,706	3,425	3,722
Loss on sale of long-lived assets	—	22	—	16
Less:
Gain on sale of long-lived assets	5	—	25	—

Station operating income	$7,326	$7,979	$11,694	$12,883

Same station results
On a same station basis, which includes results from stations owned and operated during the entire second quarter for both the 2006 and 2005 periods and excludes barter, net broadcast revenue for the second quarter of 2006 increased 0.3% to $21.9 million compared to the second quarter of 2005. Same station operating income decreased 8.0% to $7.4 million in the second quarter of 2005 compared to $8.0 million in the second quarter of 2005. The Company believes that a same station presentation is important to investors as it provides a measure of performance of radio stations that were owned and operated by Regent in the second quarter of 2005 as well as the current quarter and eliminates the effect of acquisitions and dispositions on comparability. Additionally, the Company has excluded barter in this comparison as barter customarily results in volatility between quarters, although differences over the full year are not material. The following tables reconcile net broadcast revenue and operating income to same station net broadcast revenue and same station operating income (in thousands):

	Three Months Ended
	June 30,
Same Station Net Broadcast Revenue	2006	2005

Net broadcast revenue	$22,801	$22,728

Less:
Barter transactions	911	897

Same station net broadcast revenue	$21,890	$21,831

	Three Months Ended
	June 30,
Same Station Operating Income	2006	2005

Operating income	$4,513	$4,891

Plus:
Depreciation and amortization	1,162	1,360
Corporate general and administrative expenses	1,656	1,706
Loss on sale of long-lived assets	—	22

Less:
Gain on sale of long-lived assets	5	—

Station operating income	7,326	7,979

Adjustments:
Barter transactions	59	49

Same station operating income	$7,385	$8,028

Free cash flow
Free cash flow is defined as net income plus depreciation, amortization, impairment of indefinite-lived intangibles and other non-cash expenses, less maintenance capital expenditures and other non-cash income. Free cash flow decreased 16.4% to $3.5 million in the second quarter 2006 from $4.2 million in the second quarter of 2005. For the six months ended June 30, 2006, free cash flow decreased 17.9% to $4.7 million in 2006 from $5.8 million in 2005. The Company believes that free cash flow is a liquidity measure that helps investors evaluate the ability of the Company to generate excess cash flow for investing and financing uses. The following table displays how the Company calculates free cash flow (in thousands):

	Three Months Ended		Six months ended
	June 30,		June 30,
Free Cash Flow	2006	2005	2006	2005

Net income	$2,012	$2,224	$2,076	$2,610

Add:
Depreciation and amortization	1,162	1,360	2,439	2,757
Non-cash interest expense	92	104	184	208
Non-cash taxes	1,096	1,478	1,142	1,527
Other non-cash items, net (1)	250	248	474	362

Less:
Maintenance capital expenditures	700	659	1,036	1,092
Digital upgrade capital expenditures	436	598	539	598

Free cash flow	$3,476	$4,157	$4,740	$5,774

1)	Includes non-cash compensation, barter, non cash loss on the sale of long-lived assets and non-cash gain on the sale of long lived assets.
The most directly comparable GAAP measure to free cash flow is net cash provided by operating activities. The following table reconciles net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Free Cash Flow	2006	2005	2006	2005

Net cash provided by operating activities	$2,599	$2,557	$5,430	$5,868

Less:
Other non-cash expense, net	189	146	344	308

Plus:
Changes in operating assets and liabilities	2,202	3,003	1,229	1,904

Less:
maintenance capital expenditures	700	659	1,036	1,092
Digital upgrade capital expenditures	436	598	539	598

Free cash flow	$3,476	$4,157	$4,740	$5,774

Selected Data
At June 30, 2006 total debt was approximately $87.4 million and cash was approximately $1.4 million. Total capital expenditures in the second quarter ended June 30, 2006 were approximately $1.1 million.
Outlook
Regent has adopted a policy to provide guidance to investors regarding our financial prospects. The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. Regent undertakes no obligation to update these statements.
Excluding the results of the Redding and Chico markets, which will be accounted for in discontinued operations, Regent expects third quarter 2006 reported consolidated net broadcast revenues and station operating income of approximately $20.9 to $21.3 million and $7.0 to $7.3 million, respectively. Regent expects earnings per share to be $0.04 per share. The following table reconciles projected operating income, which the Company believes is the most directly comparable GAAP measure to station operating income (in millions):

	Three Months Ending
	September 30, 2006
	Guidance Range
Station Operating Income	Lower	Upper

Operating income	$4.0	$4.3

Plus:
Depreciation and amortization	1.1	1.1
Corporate general and administrative expenses	1.9	1.9

Station operating income	$7.0	$7.3

The Company expects same station net broadcast revenue to be flat to down low single digits for the third quarter of 2006 compared to the third quarter of 2005. The Company expects capital expenditures for the third quarter to be approximately $0.8 million, of which approximately $0.5 million is related to conversion to digital technology costs.
Commenting on the Company’s outlook, Bill Stakelin stated, “We remain focused on investing in our station clusters and evolving our operating strategy to compete in a changing media marketplace. In the current quarter, we remain cautious in our forecast, but we believe the initiatives we are executing today will improve our growth potential over the long-term.”
Share Buyback Update
During the second quarter of 2006 the Company repurchased 520,560 shares for approximately $2.3 million including commissions, at an average price of $4.41 per share. As of June 30, 2006 there was approximately $13.7 million of capacity remaining in its buyback program.
Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in middle and small-sized markets. Upon the completion of all announced transactions, Regent will own and operate 64 stations located in 13 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”
The Company will also host a teleconference to discuss its second quarter results on Monday, August 7th at 4:00 p.m. Eastern Time. To access the teleconference, please dial 973-321-1024 ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company’s website, located at www.regentcomm.com under Investor Relations. If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Monday, August 14, 2006, which can be accessed by dialing 877-519-4471 (U.S) or 973-341-3080 (Int’l), passcode 7639017. The webcast will also be archived on the Company’s website for 30 days.
This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which it claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project” and other similar expressions.

Although Regent believes expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; the ability to manage growth; the ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies, including uncertainties surrounding recent Federal Communication Commission rules regarding broadcast ownership limits. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent’s filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Regent Communications, Inc.
Contact:

Tony Vasconcellos	Jonathan Lesko
Executive Vice President and Chief Financial Officer	Brainerd Communicators, Inc.
Regent Communications, Inc.	212-986-6667
859-292-0030	buckley@braincomm.com